Shareholder Voting Results

At a special meeting held on April 24, 2009 the shareholders of the Wilshire Variable Insurance
Trust, Equity Fund voted to approve a change to the Funds fundamental investment policy relating to investing in other investment companies.


NO. OF
SHARES
% OF
OUTSTANDING
SHARES
% OF
SHARES
VOTED
AFFIRMATIVE
10,487,020
57.587%
86.149%
AGAINST
1,221,704
6.709%
10.036%
WITHHOLD
464,451
2.550%
3.815%
TOTAL
12,173,176
66.846%
100.000%


At a special meeting held on April 24, 2009 the shareholders of the Wilshire Variable Insurance
Trust, Equity Fund voted to approve a change to the Funds fundamental investment policy relating to diversification.


NO. OF
SHARES
% OF
OUTSTANDING
SHARES
% OF
SHARES
VOTED
AFFIRMATIVE
10,606,900
58.246%
87.133%
AGAINST
1,105,348
6.069%
9.081%
WITHHOLD
460,927
2.531%
3.786%
TOTAL
12,173,176
66.846%
100.000%